PRESS RELEASE
FOR IMMEDIATE RELEASE

FOR FURTHER INFORMATION CONTACT:        Charles G. Urtin, President/CEO
                                        Telephone: 724-863-3100
                                        www.myIrwinBank.com



                           IBT Bancorp, Inc. Announces
          Operating results for the First Quarter Ended March 31, 2005

Irwin, Pennsylvania, April 27, 2005; IBT Bancorp, Inc. (the "Company"), the holding company of Irwin Bank and Trust Company, today announced earnings of $2,324,000 or $.78 per diluted share for the quarter ended March 31, 2005 compared to $2,353,000 or $.78 per diluted share for the comparable 2004 quarter. The Company's first quarter results were negatively affected by the recent increase in short-term interest rates which has resulted in a flattening of the yield curve. Pressure to increase interest rates paid on deposits has not been accompanied by significant increases in the rates charged for loans. The pressure on the net interest margin felt in 2004 continues in the first quarter of 2005.

For the three months ended March 31, 2005 net interest income before the provision for loan losses increased to $5,611,000 from $5,458,000. However, the mix of the loan portfolio and losses on several large loans during the last quarter of 2004 required an increase in the provision for loan losses to $300,000 for the quarter ended March 31, 2005 compared to $125,000 for the comparable 2004 quarter. Total non-interest income increased to $1,625,000 for the quarter ended March 31, 2005 compared to $1,348,000 for the comparable quarter in 2004 as a result of increases in service fees on transaction accounts. Total non-interest expense for the quarter ended March 31, 2005 was $3,710,000 compared to $3,650,000 for the comparable quarter in 2004. Income taxes increased to $902,000 for the quarter ended March 31, 2005 from $678,000 for the comparable quarter in 2004 as a result of increases in taxable income due to a decrease in deductions available for income taxes for exercised stock options and an increase in the provision for loan losses. These factors caused the Company's effective tax rate to increase to 28% for the first quarter of 2005 compared to 22% for the prior-year period.

President and CEO Charles G. Urtin stated, "Aggressive pricing policies from some of our competitors has put additional pressure on the rates we pay for deposits. Although net income was relatively flat on a comparable quarter to quarter basis we are pleased in the growth of net interest income before the provision for loan losses as well as the containment of non-interest expenses. Increases in the provision for loan losses, increases in income taxes and the reduction in security gains during the first quarter of 2005 resulted in the flat performance."

Total assets of the Company were $677,721,000 at March 31, 2005 as compared to $675,857,000 at December 31, 2004. Total loans declined to $429,308,000 at March 31, 2005 from $436,548,000 at December 31, 2004. The bank experienced payoffs on two large commercial loans during the first quarter of 2005. Investments decreased to $190,929,000 at March 31, 2005 as compared to $191,208,000 at December 31, 2004 due to principal repayments on mortgage backed securities. Total deposits were $523,309,000 at March 31, 2005 as compared to $526,217,000 at December 31, 2004. Reductions in deposits were the result of changes in balances in demand accounts resulting from the ordinary course of business. Advances from the Federal Home Loan Bank of Pittsburgh decreased to $69,866,000 at March 31, 2005 as compared to $70,265,000 at December 31, 2004. The Company has several amortizing advances and did not add any new advances during the quarter.

Irwin Bank and Trust Company is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, seven branch offices, a loan center, a trust department and five supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank's deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company's common stock is traded on the American Stock Exchange under the symbol "IRW". For more information please visit at www.myirwinbank.com.
--------------------

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time.

IBT Bancorp, Inc.
Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)

                                               March 31,        December 31,
                                           ------------------ ------------------
                                                 2005               2004
                                           ------------------ ------------------
Total Assets                                $       677,721    $      675,857
Securities available for sale               $       190,929    $      191,208
Federal Home Loan Bank stock, at cost       $         5,289    $        5,683
Total loans, net                            $       429,308    $      436,548
Total liabilities                           $       618,158    $      616,014
Interest bearing deposits                   $       441,783    $      438,968
Non-interest bearing deposits               $        81,525    $       87,248
FHLB advances                               $        69,866    $       70,265
Shareholders' equity                        $        59,563    $       59,843

                                                         Three Months Ended
                                                              March 31,
                                                  ------------------------------
                                                         2005              2004
                                                   ----------        ----------
Interest Income                                    $    8,738             8,310
Interest Expense                                        3,127             2,852
                                                   ----------        ----------
     Net interest income                                5,611             5,458
Provision for loan losses                                 300               125
                                                   ----------        ----------
Net interest income after
     provision for loan losses                          5,311             5,333
Non-interest income                                     1,625             1,348
Non-interest expense                                    3,710             3,650
                                                   ----------        ----------

Income before income taxes                              3,226             3,031
Income tax expense                                        902               678
                                                   ----------        ----------
Net income                                         $    2,324        $    2,353
                                                   ==========        ==========

Per Share Data:

Basic earnings per share                           $     0.79        $     0.79
Diluted earnings per share                         $     0.78        $     0.78
Dividends per share                                $     0.46        $     0.40

Selected Ratios (annualized):
Return on Average Assets                                 1.38%             1.48%
Return on Average Equity                                15.41%            17.54%
Net Interest Spread                                      3.13%             3.22%
Net Interest Margin                                      3.54%             3.63%


                                                    March 31,      December 31,
                                                  -------------  ---------------
Additional Per Share Data:                            2005             2004
                                                  -------------  ---------------

Shares Outstanding                                  2,955,455          2,955,455
Book Value per Share                               $    20.15         $    20.25